                                                 CAPITAL GAMING INTERNATIONAL, INC.
                                                             EXHIBIT 11
                                           SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                                                             (ROUNDED)

                                         Reorganized                              Predecessor Company
                                           Company       ----------------------------------------------------------------------
                                        May 29, 1997          July 1, 1996                     Year Ended June 30
                                           through               through                       ------------------
                                        June 30, 1997         May 28, 1997                1996                   1995
                                        -------------         ------------                ----                   ----
NUMBER OF SHARES OUTSTANDING AS
   ADJUSTED                                 1,866,667                    N/A                   N/A                     N/A
Issued Shares on Assumed Exercise
   of Options                                       0                    N/A                   N/A                     N/A
Shares Assumed to be Repurchased
   with Proceeds from Exercise                      0                    N/A                   N/A                     N/A
                                      ---------------    -------------------      ----------------      ------------------
TOTAL COMMON AND COMMON
   EQUIVALENT SHARES                        1,866,667                    N/A                   N/A                     N/A
                                      ===============    ===================      ================      ==================

NET [LOSS] INCOME FOR YEAR:
   Loss Before Extraordinary Item         $(1,351,000)           $44,288,000          $(4,039,000)          $(116,876,000)
   Extraordinary Item                              --            101,466,000                   --                (833,000)
                                      ---------------    -------------------      ----------------      -------------------
   NET [LOSS]                             $(1,351,000)          $145,754,000           $(4,039,000)          $(117,709,000)
                                      ================   ===================      =================     ===================
EARNINGS PER SHARE:
   Loss from Continuing Operations
     Before Extraordinary Item            $     (0.72)                   N/A                   N/A                     N/A
   Extraordinary Item                              --                    N/A                    --                     N/A
                                      ---------------    -------------------      ----------------      ------------------
   NET [LOSS]                             $     (0.72)                   N/A                   N/A                     N/A
                                      ===============    ===================      ================      ==================



NOTE: The weighted average number of common shares outstanding and net income per common share for the predecessor company (periods through May 28, 1997 (the Effective Date)) have not been presented because, due to the Company's reorganization and implementation of fresh-start reporting, they are not comparable to subsequent periods and irrelevant.